UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2025

ECB BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-41456	88-1502079
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation or Organization)	File Number)	Identification No.)

419 Broadway, Everett, Massachusetts 02149

(Address of principal executive offices) (Zip Code)

(617) 387-1110

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ECBK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2025, the Board of Directors of Everett Co-operative Bank (the “Bank”), a wholly owned subsidiary of ECB Bancorp, Inc. (the “Company”), adopted a Non-qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) for Brandon Lavertu, the Chief Financial Officer of the Company and the Bank.

The Deferred Compensation Plan provides that the Bank may make annual contributions on behalf of Mr. Lavertu as of January 1st, based on Mr. Lavertu’s prior year performance. If a contribution is made to the Deferred Compensation Plan, the Bank intends the contribution to be equal to 10% of Mr. Lavertu’s base salary and cash bonus. The Deferred Compensation Plan provides that the Bank may make other contributions to the Deferred Compensation Plan, at its discretion, at other times during the year. Contributions made under the Deferred Compensation Plan earn interest each year at a rate benchmarked to the 10-year Treasury bill as of the December 1st of the prior year. Mr. Lavertu will become vested in his benefits under the Deferred Compensation Plan as follows:

Complete Years of Plan Participation	Percent Vested
Less than 4 years	0%
4 years but less than 5 years	20%
5 years but less than 6 years	40%
6 years but less than 7 years	60%
7 years but less than 8 years	80%
8 years or more	100%

Notwithstanding the above noted vesting schedule, Mr. Lavertu will become 100% vested in his Deferred Compensation Plan benefits upon the earliest of the following events to occur while Mr. Lavertu is employed by the Bank: (a) death, (b) disability, or (c) a change in control of the Company or Bank. The Bank may accelerate the vesting, provided it complies with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder.

If Mr. Lavertu experiences a separation from service with the Bank prior to attaining normal retirement age (65 years of age), the Bank will pay Mr. Lavertu the vested benefit under his Deferred Compensation Plan over 10 years. The benefit payments will begin the first day of the month following the month in which Mr. Lavertu attains normal retirement age. If Mr. Lavertu separates from service with the Bank on or after attaining his normal retirement age, benefits (payable over ten years) will begin the first day of the month following his separation from service.

If Mr. Lavertu experiences a separation from service within six months of a change in control of the Company or Bank, Mr. Lavertu will receive his Deferred Compensation Plan benefits in a lump sum within 30 days of his separation from service. In the event of his death, Mr. Lavertu’s beneficiary will receive the benefits due under the Deferred Compensation Plan, paid in a lump sum within 30 days of his death.

The Deferred Compensation Plan constitutes an unfunded, unsecured promise of the Bank to make payments to Mr. Lavertu or his beneficiaries in the future and shall be a liability solely against the general assets of the Bank. Benefits payable to Mr. Lavertu under the Deferred Compensation Plan may be delayed for a period of six months, if necessary, to comply with Section 409A of the Internal Revenue Code.

The Company will file a copy of the Deferred Compensation Plan as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2024.

Item 9.01 Financial Statements and Other Exhibits.

(d) Exhibits

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

ECB BANCORP, INC.

Date: February 25, 2025	By:	/s/Richard J. O'Neil, Jr.
Richard J. O’Neil, Jr.
President and Chief Executive Officer